EXHIBIT 99.1

Oritani Financial Corp. Reports Earnings and Dividend

TOWNSHIP OF WASHINGTON, N.J., April 23, 2014 (GLOBE NEWSWIRE) -- Oritani Financial Corp. (the "Company" or "Oritani") (Nasdaq:ORIT), the holding company for Oritani Bank (the "Bank"), reported net income of $10.7 million, or $0.25 per basic and diluted common share, for the three months ended March 31, 2014, and $31.1 million, or $0.73 per basic (and $0.71 diluted) common share, for the nine months ended March 31, 2014. This compares to net income of $9.9 million, or $0.23 per basic and diluted common share for three months ended March 31, 2014 and net income of $27.9 million, or $0.66 per basic (and $0.65 diluted) common share for the nine month period ended March 31, 2013.

The Company also reported that its Board of Directors has declared a $0.175 quarterly cash dividend on the Company's common stock. The record date for the dividend will be May 2, 2014 and the payment date will be May 16, 2014. Based on the recent trading range of the Company's common stock, the dividend yield is approximately 4.50%.

"I am very pleased to report that Oritani has grown to over $3 billion in assets," said Kevin J. Lynch, the Company's Chairman, President and CEO. "Profitable, organic growth is challenging in this ultra competitive environment. Loan growth is particularly arduous." Mr. Lynch continued, "I have been satisfied with our originations, which totaled $121 million for the quarter and $407 million for the fiscal year to date. However, the elevated level of loan prepayments continues to mute our overall loan growth. Principal payments totaled $101 million for the quarter and $293 million for the fiscal year to date. I was quite gratified with the continued decrease in problem assets. Total delinquent loans decreased 31% during the quarter and total nonperforming assets were 0.70% of total assets at March 31, 2014. In addition, our deposit growth strategies yielded strong results as deposits increased $68 million during the quarter."

Comparison of Operating Results for the Periods Ended March 31, 2014 and 2013

Net Income. Net income increased $822,000 to $10.7 million for the quarter ended March 31, 2014, from $9.9 million for the corresponding 2013 quarter. Net income increased $3.2 million, or 11.6%, to $31.1 million for the nine months ended March 31, 2014, from $27.9 million for the corresponding 2013 period. The primary cause of the increased net income in the three month period, and a significant cause of the increased net income in the nine month period ended March 31, 2014, was a decreased effective tax rate. As further detailed under "Income Tax Expense," a change in New York state tax law caused an increase in the value of the Company's deferred tax assets and a non recurring $878,000 reduction in current period income tax expense was recognized. The nine month period ended March 31, 2014 was also impacted by decreased provision for loan losses and increased other income, partially offset by increased other expenses.

Total Interest Income.

The components of interest income for the three months ended March 31, 2014 and 2013, changed as follows:

	Three Months Ended March 31,				Increase / (decrease)
	2014		2013			Average
	$	Yield	$	Yield	$	Balance	Yield
	(Dollars in thousands)
Interest on mortgage loans	$ 29,770	4.99%	$ 30,229	5.53%	$ (459)	$ 198,444	-0.54%
Dividends on FHLB stock	504	4.50%	472	4.27%	32	674	0.23%
Interest on securities AFS	30	1.70%	53	1.77%	(23)	(4,874)	-0.07%
Interest on MBS HTM	190	2.47%	243	2.41%	(53)	(9,518)	0.06%
Interest on MBS AFS	1,698	2.00%	1,582	1.69%	116	(34,111)	0.31%
Interest on federal funds sold and short term investments	2	0.25%	1	0.25%	1	1,734	0.00%
Total interest income	$ 32,194	4.58%	$ 32,580	4.90%	$ (386)	$ 152,349	-0.32%

As previously discussed in public releases, one of the Company's strategic business decisions is organic growth of multifamily and commercial real estate loans. The average balance of loans increased $198.4 million over the periods. On a linked quarter basis (March 31, 2014 versus December 31, 2013), the average balance of loans grew $74.1 million. The growth was primarily achieved through originations. Loan originations totaled $121.0 million for the three months ended March 31, 2014. On a linked quarter basis, there is an inconsistency between the growth in the average balance of loans ($74.1 million) versus the growth in the period end balance ($20.5 million). This occurred due to the timing of originations and prepayments. The yield on the loan portfolio decreased 54 basis points for the quarter ended March 31, 2014 versus the comparable 2013 period. The decreased yield was primarily due to the impact of current market rates on new originations, refinancings, prepayments and repricings. The market rates on new originations are higher than they were last year but are still below the average yield of the loan portfolio. A portion of the decrease in yield is also attributable to prepayment penalties, which significantly impacted both periods. Prepayment penalties totaled $1.2 million in the 2014 period versus $1.5 million in the 2013 period. Prepayment penalties boosted annualized loan yield by 20 basis points in the 2014 period and 28 basis points in the 2013 period.

The components of interest income for the nine months ended March 31, 2014 and 2013, changed as follows:

	Nine Months Ended March 31,				Increase / (decrease)
	2014		2013			Average
	$	Yield	$	Yield	$	Balance	Yield
	(Dollars in thousands)
Interest on mortgage loans	$ 89,819	5.15%	$ 88,390	5.59%	$ 1,429	$ 216,732	-0.44%
Dividends on FHLB stock	1,370	4.24%	1,316	4.23%	54	1,620	0.01%
Interest on securities AFS	118	1.69%	185	1.68%	(67)	(5,409)	0.01%
Interest on MBS HTM	621	2.42%	702	2.53%	(81)	(2,830)	-0.11%
Interest on MBS AFS	4,533	1.93%	5,413	1.73%	(880)	(102,246)	0.20%
Interest on federal funds sold and short term investments	8	0.25%	3	0.25%	5	2,737	0.00%
Total interest income	$ 96,469	4.71%	$ 96,009	4.89%	$ 460	$ 110,604	-0.18%

The explanations for changes described above for the three month period are also applicable to the nine month period. Prepayment penalties again significantly impacted both periods, but were higher in the nine months ended March 31, 2014 versus the comparable 2013 period. Prepayment penalties totaled $4.9 million in the 2014 period versus $4.1 million in the 2013 period, and boosted annualized loan yield by 28 basis points in the 2014 period versus 26 basis points in the 2013 period. Loan originations for the nine months ended March 31, 2014 totaled $407.2 million versus $510.6 million for the 2013 period.

Total Interest Expense.

The components of interest expense for the three months ended March 31, 2014 and 2013, changed as follows:

	Three Months Ended March 31,				Increase / (decrease)
	2014		2013			Average
	$	Cost	$	Cost	$	Balance	Cost
	(Dollars in thousands)
Savings deposits	$ 96	0.23%	$ 97	0.23%	$ (1)	$ (774)	0.00%
Money market	544	0.50%	512	0.48%	32	10,250	0.02%
Checking accounts	441	0.41%	235	0.35%	206	160,095	0.06%
Time deposits	1,059	0.89%	1,167	0.94%	(108)	(20,971)	-0.05%
Total deposits	2,140	0.57%	2,011	0.59%	129	148,600	-0.02%
Borrowings	5,592	2.53%	5,273	2.41%	319	8,827	0.12%
Total interest expense	$ 7,732	1.30%	$ 7,284	1.31%	$ 448	$ 157,427	-0.01%

Management has implemented strategies with a goal of increasing deposits. These strategies have generated success, and management expects these trends to continue. However, such strategies may negatively impact future interest expense. On a linked quarter basis (March 31, 2014 versus December 31, 2013), the average balance of deposits grew $56.5 million while the period end balance of deposits grew $67.7 million. The annualized growth rate based on the ending balances was 18.5%. On a linked quarter basis, the average cost of interest bearing deposits was stable.

The Company took additional steps during the quarter to further mitigate its interest rate risk position. On March 10, 2014, $23.3 million in short term advances were replaced with 6 year fixed rate advances with a rate of 2.25%. On March 14, 2014, the Company committed to a deferred interest rate hedge in a notional amount of $25.0 million. The Company will begin exchanging cash flows under this hedge in January, 2017. The Company will receive Libor and pay 3.555%. Cash flows will be exchanged for seven years and cease in January, 2024. On April 10, 2014, the Company committed to an additional deferred interest rate hedge in a notional amount of $25.0 million. The Company will begin exchanging cash flows under this hedge in July, 2017. The Company will receive Libor and pay 3.665%. Cash flows will be exchanged for seven years and cease in July, 2024.

The components of interest expense for the nine months ended March 31, 2014 and 2013, changed as follows:

	Nine Months Ended March 31,				Increase / (decrease)
	2014		2013			Average
	$	Cost	$	Cost	$	Balance	Cost
	(Dollars in thousands)
Savings deposits	$ 291	0.23%	$ 292	0.23%	$ (1)	$ 1,709	0.00%
Money market	1,521	0.48%	1,622	0.49%	(101)	(17,256)	-0.01%
Checking accounts	1,386	0.45%	508	0.29%	878	175,906	0.16%
Time deposits	3,021	0.88%	4,058	1.04%	(1,037)	(65,904)	-0.16%
Total deposits	6,219	0.57%	6,480	0.63%	(261)	94,455	-0.06%
Borrowings	16,883	2.67%	15,972	2.60%	911	25,023	0.07%
Total interest expense	$ 23,102	1.34%	$ 22,452	1.37%	$ 650	$ 119,478	-0.03%

The explanations for changes described above for the three month period are also applicable to the nine month period.

Net Interest Income Before Provision for Loan Losses. Net interest income decreased $834,000, or 3.3%, to $24.5 million for the three months ended March 31, 2014, from $25.3 million for the three months ended March 31, 2013. Net interest income decreased $190,000, or 0.3%, to $73.4 million for the nine months ended March 31, 2014, from $73.6 million for the nine months ended March 31, 2013. The Company's net interest income, spread and margin over the period are detailed in the table below.

	Including Prepayment Penalties			Excluding Prepayment Penalties
	Net Interest			Net Interest
	Income Before			Income Before
Quarter Ended	Provision	Spread	Margin	Provision	Spread	Margin
	(dollars in thousands)
March 31, 2014	$ 24,462	3.28%	3.48%	$ 23,258	3.11%	3.31%
December 31, 2013	24,312	3.38%	3.60%	22,418	3.10%	3.32%
September 30, 2013	24,593	3.45%	3.67%	22,801	3.18%	3.41%
June 30, 2013	23,873	3.37%	3.58%	22,848	3.22%	3.43%
March 31, 2013	25,296	3.59%	3.80%	23,811	3.37%	3.58%

The Company's spread and margin have been significantly impacted by prepayment penalties. Due to this situation, the chart above details results with and without the impact of prepayment penalties. Management believes a truer trend of the impact of the current environment on the Company's net interest income, spread and margin, is evident in the table above that excludes prepayment income. When viewed over the trailing year, both measurements essentially detail spread and margin erosion. Versus the prior quarter, spread and margin are relatively consistent when prepayment penalties are excluded. Spread and margin erosion is evident in the results that include prepayment penalties primarily because prepayment penalties were higher during the quarter ended December 31, 2013 ($1.9 million) versus the current quarter ($1.2 million). The Company's spread and margin are under pressure in the current interest rate environment due to several factors, including: rates on new loan originations and investment purchases; modifications of loans within the existing loan portfolio; prepayments of higher yielding loans and investments; limited ability to further reduce deposit and borrowing costs; promotional interest costs to attract new deposit customers and increases in borrowing costs for the long term borrowings. Market rates of interest have risen over the past year and the yield curve has steepened. A steep yield curve generally provides a benefit to the Company.  A portion of the increases have been captured in new loan origination rates, partially offsetting some of the pressures described above. The Company's largest interest rate risk exposure is to a flat or inverted yield curve.

The Company's net interest income and net interest rate spread were both negatively impacted in all periods due to the reversal of accrued interest income on loans delinquent more than 90 days. The total of such income reversed was $99,000 and $457,000 for the three and nine months ended March 31, 2014, respectively, and $223,000 and $1.5 million for the three and nine months ended March 31, 2013, respectively.

Provision for Loan Losses.  The Company recorded provisions for loan losses of $200,000 for the three months ended March 31, 2014 as compared to $600,000 for the three months ended March 31, 2013. The Company recorded provisions for loan losses of $700,000 for the nine months ended March 31, 2014 as compared to $3.6 million for the nine months ended March 31, 2013. A rollforward of the allowance for loan losses for the three and nine months ended March 31, 2014 and 2013 is presented below:

	Quarter ended		Nine months ended
	March 31,		March 31,
	2014	2013	2014	2013
	(Dollars in thousands)
Balance at beginning of period	$30,640	$31,909	$31,381	$31,187
Provisions charged to operations	200	600	700	3,600
Recoveries of loans previously charged off	1,014	35	1,027	152
Loans charged off	455	582	1,709	2,977
Balance at end of period	$31,399	$31,962	$31,399	$31,962

Allowance for loan losses to total loans	1.29%	1.41%	1.29%	1.41%
Net charge-offs (annualized) to average loans outstanding	-0.09%	0.10%	0.04%	0.18%

The improving delinquency and nonaccrual trends, changes in loan risk ratings, loan growth, charge-offs and economic and business conditions continue to have a meaningful impact on the current level of provision for loan losses. The provision for loan losses was lower in the 2014 period partially due to these factors. In addition, improvements in general economic and business conditions have also impacted the level of provisioning by decreasing the necessary level of general allowances. One particular item that had an impact on the level of provision for loan losses for the quarter ended March 31, 2014 was the significant level of recoveries. A $947,000 recovery was realized when a loan, which had been partially charged off, paid in full during the quarter.

Delinquency and non performing asset information is provided below:

	3/31/2014	12/31/2013	9/30/2013	6/30/2013	3/31/2013
	(Dollars in thousands)
Delinquency Totals
30 - 59 days past due	$ 2,755	$ 8,912	$ 13,465	$ 7,416	$ 7,241
60 - 89 days past due	1,256	1,601	1,105	2,643	3,948
Nonaccrual	16,937	19,866	23,760	23,910	24,304
Total	$ 20,948	$ 30,379	$ 38,330	$ 33,969	$ 35,493

Non Performing Asset Totals
Nonaccrual loans, per above	$ 16,937	$ 19,866	$ 23,760	$ 23,910	$ 24,304
Real Estate Owned	3,965	4,033	1,937	1,742	4,361
Total	$ 20,902	$ 23,899	$ 25,697	$ 25,652	$ 28,665

Nonaccrual loans to total loans	0.70%	0.82%	1.02%	1.03%	1.07%
Delinquent loans to total loans	0.86%	1.26%	1.65%	1.47%	1.57%
Non performing assets to total assets	0.70%	0.81%	0.91%	0.91%	1.02%

Total delinquent loans continued a general trend that is evident since March 31, 2013 (and prior). Other than for the September 30, 2013 period, total delinquent loans have decreased steadily. The 30-59 days past due category showed particular improvement at March 31, 2014, and this decrease was the primary contributor to the 31% decrease in total delinquent loans during the quarter. As further described below, the metrics in the nonaccrual total continue to show improvement. Nonaccrual loans totaled $16.9 million at March 31, 2014 and $5.3 million of this total were fully current at that date.

At March 31, 2014, there are seven nonaccrual loans with balances greater than $1.0 million. These loans are discussed below:

  A $2.9 million construction loan for a luxury home in Morris County, New Jersey. The loan is classified as an impaired troubled debt restructuring ("TDR"). A modification/extension agreement was reached with the borrower during the quarter ended December 31, 2013. The loan has paid as agreed since the agreement. Principal payments totaling $300,000 have been received in conjunction with, and subsequent to, the modification. In accordance with the results of the impairment analysis for this loan, no reserve was required as of March 31, 2014, primarily due to a low estimated loan to value. The property was recently appraised for $5.8 million. If the loan continues to demonstrate satisfactory performance it will be returned to accrual status (although there can be no assurances that this will occur).
  A $1.6 million residential loan on a single family residence in Bergen County, New Jersey. A foreclosure action was initiated when loan payments became delinquent. The loan is classified as impaired. In accordance with the results of the impairment analysis for this loan, a $246,000 impairment reserve remains against this loan as of March 31, 2014. Oritani is pursuing legal remedies.
  A $1.0 million loan on a mixed use property in Bergen County, New Jersey. The loan is classified as an impaired TDR. In accordance with the results of the impairment analysis for this loan, a $265,000 impairment reserve remains against this loan as of March 31, 2014. A forbearance agreement had previously been executed and the borrower has generally complied with the payment demands of the Company but not to the extent where the Company believes long term issues with the loan have been resolved. The loan is classified as nonaccrual as of March 31, 2014 and was 30 days delinquent at that time.
  A $2.4 million loan on a multifamily property in New York City. The loan is classified as impaired. In accordance with the results of the impairment analysis for this loan, no reserve was required as of March 31, 2014. The borrower is in bankruptcy. The bankruptcy court recently auctioned the property and the winning bid was for $4.65 million. The Company currently expects that this sale will close by September 30, 2014 and that all amounts due will be paid in full. Regular payments have resumed on this loan including a small amount toward the delinquent balance.
  A $1.5 million loan on a retail building in Morris County, NJ. The loan is classified as impaired. The prior impairment reserve of $163,000 was charged off against this loan during the quarter ended March 31, 2014. In accordance with the results of the impairment analysis for this loan as of that date, no additional impairment reserve was necessary. The borrower reneged on the agreement to make certain payments toward amounts due on this loan and the Company has resumed its pursuit of legal remedies.
  A $1.4 million loan on an office building in Somerset County, NJ. The loan is classified as impaired. The prior impairment reserve of $292,000 was charged off against this loan during the quarter ended March 31, 2014. In accordance with the results of the impairment analysis for this loan as of that date, no additional impairment reserve was necessary. This loan and the loan described directly above have the same borrower. The borrower also reneged on the agreement regarding this loan, and the Company has resumed its pursuit of legal remedies.
  A $1.2 million loan on a lot and auto showroom in Bergen County, NJ. The loan is classified as an impaired TDR. A modification/extension agreement was reached with the borrower during the quarter ended December 31, 2013. The loan has paid as agreed since the agreement. In accordance with the results of the impairment analysis for this loan, a $407,000 impairment reserve was maintained against this loan as of March 31, 2014.

There are nine other multifamily/commercial real estate loans, totaling $4.0 million, classified as nonaccrual at March 31, 2014. The largest of these loans has a balance of $698,000 (and was fully current at March 31, 2014).

There are seven other residential loans, totaling $845,000, classified as nonaccrual at March 31, 2014. The largest of these loans has a balance of $334,000.

Other Income. Other income increased $97,000 to $1.1 million for the three months ended March 31, 2014, from $1.0 million for the three months ended March 31, 2013.  The increase is primarily due to a $94,000 increase on income from investments in joint ventures. This primarily relates to one commercial property that incurred flood damage and has underperformed for the majority of the past two fiscal years. A significant amount of repairs occurred during the three months ended March 31, 2013 and a loss was incurred in that time period. The property is expected to return to historical levels of profitability in fiscal 2015.

Other income increased $1.1 million to $4.2 million for the nine months ended March 31, 2014 from $3.1 million for the nine months ended March 31, 2013. The increase is primarily due to a $530,000 increase on income from investments in joint ventures. The nine month period was also impacted by the issue described above regarding the commercial property that incurred flood damage. Operations at this property were negatively impacted to a greater degree in the 2013 period as higher expenses were incurred as well as a writedown of expected insurance reimbursements. Service charges increased $206,000 to $870,000 for the nine months ended March 31, 2014 from $664,000 for the nine months ended March 31, 2013. The increase was primarily due to increases in late fees on loans, ATM fees and non sufficient funds fees. Bank-owned life insurance ("BOLI") income increased $189,000 to $1.5 million for the nine months ended March 31, 2014 from $1.3 million for the nine months ended March 31, 2013 and was primarily due to additional BOLI investment.

Operating Expenses. Operating expenses decreased $72,000 to $9.8 million for the three months ended March 31, 2014, from $9.9 million for the three months ended March 31, 2013. Compensation, payroll taxes and fringe benefits decreased $175,000 to $6.9 million for the three months ended March 31, 2014, from $7.1 million for the three months ended March 31, 2013.  The decrease was primarily due to decreased expenses associated with the Company's nonqualified benefit plans. Office occupancy and equipment expense increased $183,000 to $920,000 for the three months ended March 31, 2014, from $737,000 for the three months ended March 31, 2013, primarily due to increased maintenance expenses, particularly snow plowing costs.

Operating expenses increased $835,000 to $29.5 million for the nine months ended March 31, 2014, from $28.6 million for the nine months ended March 31, 2013. The increase was primarily due to compensation, payroll taxes and fringe benefits, which increased $496,000 to $21.5 million for the nine months ended March 31, 2014, from $21.0 million for the nine months ended March 31, 2013.  The increase was primarily due to expenses associated with the Company's defined benefit plan. This plan is frozen but actuarial changes to the present value of future payment obligations along with changes to the estimated earnings on assets require ongoing expenses and likely future contributions. In the 2013 period, the valuation of the defined benefit plan allowed a reversal of an accrual that had existed at that time. There were also increases in direct compensation due to additional staffing and salary adjustments. These increases were partially offset by decreased expenses regarding other retirement plans. Office occupancy and equipment expense increased $252,000 primarily due to the reasons cited above.

Income Tax Expense. Income tax expense for the three months ended March 31, 2014 was $4.8 million on pre-tax income of $15.5 million, resulting in an effective tax rate of 30.9%.  Income tax expense for the three months ended March 31, 2013 was $5.9 million on pre-tax income of $15.8 million, resulting in an effective tax rate of 37.2%.  Income tax expense for the nine months ended March 31, 2014, was $16.3 million, due to pre-tax income of $47.4 million, resulting in an effective tax rate of 34.4%. For the nine months ended March 31, 2013, income tax expense was $16.6 million, due to pre-tax income of $44.4 million, resulting in an effective tax rate of 37.3%. Due to a change in New York state tax law in March, 2014, the future effective tax rate of the Company will likely increase. However, the value of the Company's deferred tax assets increased as a result of this change in law. The change in the value of the deferred tax assets must be reflected in the current period. Accordingly, an $878,000 adjustment that decreased current period tax expense was recorded in March, 2014.

Comparison of Financial Condition at March 31, 2014 and June 30, 2013

Total Assets.  Total assets increased $174.1 million to $3.01 billion at March 31, 2014, from $2.83 billion at June 30, 2013.

Cash and Cash Equivalents. Cash and cash equivalents (which include fed funds and short term investments) increased $2.5 million to $14.6 million at March 31, 2014, from $12.1 million at June 30, 2013.

Net Loans. Loans, net increased $112.8 million to $2.39 billion at March 31, 2014, from $2.28 billion at June 30, 2013, an annualized growth rate of 6.61%. For the quarter ended March 31, 2014, net loan balances grew $20.5 million over this period, an annualized growth rate of 3.46%. Loan originations totaled $121.0 million and $407.2 million for the three and nine months ended March 31, 2014, respectively. However, the growth rate of the loan portfolio continues to be negatively impacted by an elevated level of prepayments. Prepayments and principal amortization totaled $101.0 million and $292.6 million for the three and nine months ended March 31, 2014, respectively.

Mortgage-backed Securities available for sale. Mortgage-backed securities AFS increased $68.3 million to $374.6 million at March 31, 2014, from $306.3 million at June 30, 2013.

Mortgage-backed Securities held to maturity. Mortgage-backed securities HTM decreased $10.1 million to $31.7 million at March 31, 2014, from $41.9 million at June 30, 2013.

Bank Owned Life Insurance. BOLI increased $7.6 million, or 12.6%, to $67.5 million at March 31, 2014, from $60.0 million at June 30, 2013, as additional BOLI investments have been made over the fiscal year.

Real Estate Owned. Real estate owned ("REO") increased $2.2 million to $4.0 million at March 31, 2014, from $1.7 million at June 30, 2013. During the 2014 fiscal year, the Company has taken title to three properties and disposed of two properties. The $4.0 million balance at March 31, 2014 consists of 5 properties.

Deposits. Deposits increased $111.0 million to $1.53 billion at March 31, 2014, from $1.42 billion at June 30, 2013. For the quarter ended March 31, 2014, deposits grew $67.7 million, an annualized growth rate of 18.5%. Robust deposit growth is a strategic objective of the Company.

Borrowings. Borrowings increased $52.2 million to $885.9 million at March 31, 2014, from $833.7 million at June 30, 2013. For the quarter ended March 31, 2014, borrowings decreased $18.7 million.

Stockholders' Equity. Stockholders' equity increased $7.5 million to $526.2 million at March 31, 2014, from $518.7 million at June 30, 2013. The increase was primarily due to net income and the proceeds from the exercise of stock options, partially offset by dividends, including a $0.25 special dividend paid in December, 2013. Based on our March 31, 2014 closing price of $15.81 per share, the Company stock was trading at 137.4% of book value.

About the Company

Oritani Financial Corp. is the holding company for Oritani Bank, a New Jersey state chartered bank offering a full range of retail and commercial loan and deposit products. Oritani Bank is dedicated to providing exceptional personal service to its individual and business customers. The Bank currently operates its main office and 24 full service branches in the New Jersey Counties of Bergen, Hudson, Essex and Passaic. For additional information about Oritani Bank, please visit www.oritani.com.

Forward Looking Statements

Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including those risk factors disclosed in the Company's Annual Report on Form 10-K for the year ended June 30, 2013 (as supplemented by our quarterly reports), and the following: those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Oritani Financial Corp. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

	March 31,	June 30,
Assets	2014	2013
	(unaudited)
Cash on hand and in banks	$ 14,247	$ 4,181
Federal funds sold and short term investments	345	7,884
Cash and cash equivalents	14,592	12,065

Loans, net	2,388,628	2,275,782
Securities available for sale, at fair value	7,110	12,019
Mortgage-backed securities held to maturity,
fair value of $31,356 and $41,855 at
March 31, 2014 and June 30, 2013, respectively	31,730	41,873
Mortgage-backed securities available for sale,
at fair value	374,551	306,271
Bank Owned Life Insurance (at cash surrender value)	67,546	59,996
Federal Home Loan Bank of New York stock ("FHLB"), at cost	45,116	42,770
Accrued interest receivable	9,533	10,114
Investments in real estate joint ventures, net	5,324	4,635
Real estate held for investment	990	1,070
Real estate owned	3,965	1,742
Office properties and equipment, net	14,692	15,060
Deferred tax assets	32,965	30,300
Other assets	9,320	18,225
Total Assets	$ 3,006,062	$ 2,831,922

Liabilities
Deposits	$ 1,530,667	$ 1,419,703
Borrowings	885,892	833,672
Advance payments by borrowers for taxes and insurance	16,192	15,806
Official checks outstanding	3,131	7,182
Other liabilities	44,013	36,849
Total liabilities	2,479,895	2,313,212

Stockholders' Equity
Common stock, $0.01 par value; 150,000,000 shares authorized;
56,245,065 shares issued; 45,737,316 shares outstanding at
March 31, 2014 and 45,391,093 shares outstanding at June 30, 2013.	562	562
Additional paid-in capital	502,397	499,961
Unallocated common stock held by the employee stock
ownership plan	(24,656)	(25,887)
Restricted Stock Awards	(11,956)	(15,730)
Treasury stock, at cost; 10,507,749 shares at March 31, 2014 and
10,854,034 shares at June 30, 2013.	(136,915)	(141,142)
Retained income	193,540	196,516
Accumulated other comprehensive income, net of tax	3,195	4,430
Total stockholders' equity	526,167	518,710
Total Liabilities and Stockholders' Equity	$ 3,006,062	$ 2,831,922

Oritani Financial Corp. and Subsidiaries
Consolidated Statements of Operations
Three and Nine Months Ended March 31, 2014 and 2013
(In thousands, except share data)

	Three months ended		Nine months ended
	March 31,		March 31,
	2014	2013	2014	2013
	unaudited
Interest income:
Mortgage loans	$ 29,770	$ 30,229	$ 89,819	$ 88,390
Dividends on FHLB stock	504	472	1,370	1,316
Securities available for sale	30	53	118	185
Mortgage-backed securities held to maturity	190	243	621	702
Mortgage-backed securities available for sale	1,698	1,582	4,533	5,413
Federal funds sold and short term investments	2	1	8	3
Total interest income	32,194	32,580	96,469	96,009

Interest expense:
Deposits	2,140	2,011	6,219	6,480
Borrowings	5,592	5,273	16,883	15,972
Total interest expense	7,732	7,284	23,102	22,452

Net interest income before provision for loan losses	24,462	25,296	73,367	73,557

Provision for loan losses	200	600	700	3,600
Net interest income after provision for loan losses	24,262	24,696	72,667	69,957

Other income:
Service charges	241	214	870	664
Real estate operations, net	241	222	919	848
Net income (loss) from investments in real estate joint ventures	53	(41)	501	(29)
Bank-owned life insurance	500	460	1,509	1,320
Net gain on sale of assets	—	87	163	131
Net gain on sale of securities	—	—	51	—
Other income	67	63	216	183
Total other income	1,102	1,005	4,229	3,117

Other expenses:
Compensation, payroll taxes and fringe benefits	6,935	7,110	21,487	20,991
Advertising	91	91	271	271
Office occupancy and equipment expense	920	737	2,371	2,119
Data processing service fees	463	410	1,336	1,217
Federal insurance premiums	330	385	975	986
Real estate owned operations	145	189	90	299
Other expenses	949	983	2,949	2,761
Total other expenses	9,833	9,905	29,479	28,644

Income before income tax expense	15,531	15,796	47,417	44,430
Income tax expense	4,792	5,879	16,321	16,556
Net income	$ 10,739	$ 9,917	$ 31,096	$ 27,874

Income per basic common share	$ 0.25	$ 0.23	$ 0.73	$ 0.66
Income per diluted common share	$ 0.25	$ 0.23	$ 0.71	$ 0.65

	Average Balance Sheet and Yield/Rate Information
	For the Three Months Ended (unaudited)
	March 31, 2014			March 31, 2013
	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)

Interest-earning assets:
Loans (1)	$ 2,386,440	$ 29,770	4.99%	$ 2,187,996	$ 30,229	5.53%
Federal Home Loan Bank Stock	44,838	504	4.50%	44,164	472	4.27%
Securities available for sale	7,073	30	1.70%	11,947	53	1.77%
Mortgage backed securities held to maturity	30,790	190	2.47%	40,308	243	2.41%
Mortgage backed securities available for sale	339,733	1,698	2.00%	373,844	1,582	1.69%
Federal funds sold and short term investments	3,200	2	0.25%	1,466	1	0.25%
Total interest-earning assets	2,812,074	32,194	4.58%	2,659,725	32,580	4.90%
Non-interest-earning assets	159,782			138,491
Total assets	$ 2,971,856			$ 2,798,216

Interest-bearing liabilities:
Savings deposits	168,051	96	0.23%	168,826	97	0.23%
Money market	432,735	544	0.50%	422,485	512	0.48%
Checking accounts	429,403	441	0.41%	269,308	235	0.35%
Time deposits	473,423	1,059	0.89%	494,394	1,167	0.94%
Total deposits	1,503,611	2,140	0.57%	1,355,013	2,011	0.59%
Borrowings	884,567	5,592	2.53%	875,740	5,273	2.41%
Total interest-bearing liabilities	2,388,179	7,732	1.30%	2,230,752	7,284	1.31%
Non-interest-bearing liabilities	58,832			56,873
Total liabilities	2,447,011			2,287,625
Stockholders' equity	524,845			510,591
Total liabilities and stockholders' equity	$ 2,971,856			$ 2,798,216

Net interest income		$ 24,462			$ 25,296
Net interest rate spread (2)			3.28%			3.59%
Net interest-earning assets (3)	$ 423,895			$ 428,973
Net interest margin (4)			3.48%			3.80%
Average of interest-earning assets to interest-bearing liabilities			117.75%			119.23%

(1) Includes nonaccrual loans and prepayment income.
(2) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.

	Average Balance Sheet and Yield/Rate Information
	For the Nine Months Ended (unaudited)
	March 31, 2014			March 31, 2013
	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)

Interest-earning assets:
Loans (1)	$ 2,324,546	$ 89,819	5.15%	$ 2,107,814	$ 88,390	5.59%
Federal Home Loan Bank Stock	43,129	1,370	4.24%	41,509	1,316	4.23%
Securities available for sale	9,297	118	1.69%	14,706	185	1.68%
Mortgage backed securities held to maturity	34,148	621	2.42%	36,978	702	2.53%
Mortgage backed securities available for sale	313,887	4,533	1.93%	416,133	5,413	1.73%
Federal funds sold and short term investments	4,215	8	0.25%	1,478	3	0.25%
Total interest-earning assets	2,729,222	96,469	4.71%	2,618,618	96,009	4.89%
Non-interest-earning assets	152,195			131,522
Total assets	$ 2,881,417			$ 2,750,140

Interest-bearing liabilities:
Savings deposits	168,280	291	0.23%	166,570	292	0.23%
Money market	420,432	1,521	0.48%	437,688	1,622	0.49%
Checking accounts	410,330	1,386	0.45%	234,424	508	0.29%
Time deposits	456,745	3,021	0.88%	522,649	4,058	1.04%
Total deposits	1,455,788	6,219	0.57%	1,361,331	6,480	0.63%
Borrowings	842,643	16,883	2.67%	817,620	15,972	2.60%
Total interest-bearing liabilities	2,298,432	23,102	1.34%	2,178,951	22,452	1.37%
Non-interest-bearing liabilities	56,789			56,733
Total liabilities	2,355,221			2,235,684
Stockholders' equity	526,196			514,456
Total liabilities and stockholder's equity	$ 2,881,417			$ 2,750,140

Net interest income		$ 73,367			$ 73,557
Net interest rate spread (2)			3.37%			3.52%
Net interest-earning assets (3)	$ 430,790			$ 439,667
Net interest margin (4)			3.58%			3.75%
Average of interest-earning assets to interest-bearing liabilities			118.74%			120.18%

(1) Includes nonaccrual loans and prepayment income.
(2) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.
CONTACT: Kevin J. Lynch
         Chairman, President and Chief Executive Officer
         Oritani Financial Corp.
         (201) 664-5400